F O R . I M M E D I A T E . R E L E A S E

Spectrum Signal Processing to Supply High-Speed Signal Processing Platform to
Advanced CounterMeasure Systems

flexComm HCDR-1001 Software Reconfigurable Platform is Selected for Next Generation System

Burnaby, B.C., Canada - September 29, 2003 - Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that it will be providing software reconfigurable signal processing platforms to Advanced CounterMeasure Systems (ACM Systems), a subsidiary of Sierra Nevada Corporation. The platforms, based on Spectrum's HCDR-1001 family of software reconfigurable platforms, will be used for high-speed signal processing.

"ACM Systems requires a high performance Field Programmable Gate Array (FPGA) based signal processing platform," stated Tim Black, President and COO at ACM Systems. "Spectrum's HCDR platform provides an ideal technical solution on the basis of flexibility, scalability and processing power. In addition, Spectrum's technical integration support has allowed us to start development faster and will also help to ease our development effort."

"Spectrum is pleased to support ACM's efforts in high-speed signal processing. Our software reconfigurable platforms have again demonstrated the incredible versatility that sets them apart from the competition," said Sean Howe, Vice President and General Manager of Spectrum's Wireless Systems Group. "The flexibility of our technology, as well as our customer-centric business practices, are proving to be a very desirable combination for defense contractors in the C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) community."

The flexComm HCDR-1001 configuration for ACM Systems is VME-based and uses high performance FPGAs from Xilinx® and PowerPC® processors from Motorola, Inc. for high bandwidth signal processing. A dual Race++ interface and Spectrum's Solano -based communications fabric are used to enable high-speed communications between the boards and processors. Spectrum's Race++-to-Solano bridge provides superior bandwidth over conventional Race++ bridging architectures.

About ACM Systems

ACM Systems, a subsidiary of Sierra Nevada Corporation (www.sncorp.com), specializes in designing, manufacturing and fielding custom hardware and software solutions for the U.S. Department of Defense and prime contractors in support of specific requirements. ACM has two major areas of custom hardware and software development: test and training range instrumentation and electronic warfare. For more information, visit www.acmsystems.com.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum's optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 17 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to sales of the Spectrum Signal Processing Inc. flexComm products to Advanced

CounterMeasure Systems. The statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and the other risks detailed in the company's prospectus and from time-to-time in other filings. Actual results may differ materially form those projected. These forward-looking statements represent the company's judgment as of the date of this report and the company may or may not update these forward-looking statements in the future. Readers are referred to Spectrum's assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm and aXs are trademarks of Spectrum Signal Processing, Inc.
®Solano is a trademark of Spectrum Signal Processing Inc.
®Xilinx is a trademark of Xilinx Inc.
®PowerPC is a trademark of International Business Machines Corporation.
™ Race++ is a trademark of Mercury Computer Systems Inc.

Spectrum Contacts:
Manuel Uhm	Liza Aboud
Technical and Trade Media	Business Media and Investor Relations
Phone: 604-421-5422 ext. 216	Phone: 604-421-5422 ext 152
Email: manuel_uhm@spectrumsignal.com	Email: liza_aboud@spectrumsignal.com